                                                                   Exhibit 10.46

March 2, 2001



Mr. George J. Morrow
3102 Devon Road
Durham, North Carolina 27707

Dear George:

Amendment and Restatement of December 19, 2000 Letter
-----------------------------------------------------

The following is our letter agreement dated December 19, 2000, which has been restated to reflect our oral agreements on a few points which were not reflected in the December 19, 2000 letter (the "Original Letter"). As so amended and restated, this letter supersedes the Original Letter and shall be effective as of January 19, 2001, the date upon which you became an employee of Amgen (your "Start Date"). There is no need for you to re-sign your Proprietary Information and Inventions Agreement and your Mutual Agreement to Arbitrate Claims which were attached as Attachment 1 to the Original Letter, which agreements you signed on December 27, 2000, because we have made no changes to those agreements. Accordingly, those agreements continue to be in full force and effect. However, the attached Attachment 2 has been revised and the attached Attachment 3 is new.

Amended and Restated Letter
---------------------------

I am pleased to offer you the position of Executive Vice President of Worldwide Sales and Marketing reporting to me. You will be based at our Thousand Oaks, California facility.

Base Salary and Annual Incentive
--------------------------------

Your monthly salary will be $54,167. In addition, you will be entitled to a $750,000 bonus which will be paid within 30 days of your start date. As an Executive Vice President, you will be eligible to participate in Amgen's Management Incentive Plan (the "MIP") pursuant to the terms of the MIP. Your annual target incentive opportunity will be 70% of your base salary earnings during the year. Your performance against pre-established goals and Amgen's performance will determine your actual incentive each year. However, in order to ease your transition to a new company and a new area, Amgen will guarantee a minimum incentive payment of $750,000 (payable in March 2002) for 2001 and $750,000 (payable in March 2003) for 2002. You must be actively employed by Amgen on December 31, 2001 and on December 31, 2002 to receive the guaranteed payments for 2001 and 2002, respectively.

Annual Retention Bonuses
------------------------

On each of the first five one-year anniversaries of your Start Date, beginning on January 19, 2002, Amgen will pay you a retention bonus in the amount of $200,000, provided that

George J. Morrow
March 2, 2001



you are actively employed by Amgen on each such date. If you are not so employed on each such date, no portion of the bonus is considered earned or vested and no prorated payments will be made.

Stock Options
-------------

Subject to the approval of the Compensation Committee of Amgen's Board of Directors, you will be granted an option to purchase 200,000 shares of Amgen's common stock at a price equal to 100% of the fair market value on your start date. In the event you begin work prior to the approval of the stock option grant, the price will be set on the date that approval is obtained. This option shall be an incentive stock option to the extent permitted by law, with the balance being granted as a non-qualified stock option. This option shall be vested at a rate of 25% per year for four years, beginning one year from the date of grant, and the option will expire seven years from the date of grant.

In addition, you will also be eligible to receive additional stock options as part of Amgen's Periodic Stock Option Program (the "PSOP"). Grants under the PSOP are discretionary and are usually made in July of each year, as approved by Amgen's Compensation Committee. However, for 2001 and 2002, subject to approval by the Compensation Committee of Amgen's Board of Directors, Amgen will grant you an option to purchase 150,000 shares in each of the two years. These options will be granted pursuant to, and in conformity with, the terms of the PSOP. These PSOP options will vest 20% per year for five years, beginning one year from the date of grant, and the options will expire seven years from the date of grant. You must be actively employed by Amgen on the PSOP grant date in each year to receive the PSOP grant for that year.

Non-Qualified Deferred Compensation
-----------------------------------

Amgen will provide you with non-qualified deferred compensation benefits as set forth on Attachment 3, subject to all of the terms and conditions set forth therein.

Split Dollar Life Insurance
---------------------------

Amgen will assume responsibility for or provide alternative compensation for the split dollar life insurance policy that was in place at your former employer.

Termination
-----------

If, within the first five years of your employment with Amgen, either: (i) Amgen terminates your employment without Cause, as defined below, or (ii) you resign your employment due to a reduction of your duties or your base salary or annual target incentive opportunity under the MIP, then you will be entitled to three years of base salary and target incentive paid monthly and health care coverage unless coverage is obtained from another employer, but only if you sign a
                                                       ----
general release form furnished to you by Amgen. If you intend to resign your employment for reduction of duties or compensation, you must notify the Company in writing. If Amgen fails to cure or

George J. Morrow
March 2, 2001



remedy your reason for resignation within thirty (30) days of its receipt of your notification and you still choose to resign, you must do so within fifteen
(15) days of Amgen's failure to cure or remedy your reason. If you are also entitled to receive severance benefits under the Amgen Inc. Change of Control Severance Plan (the "COC Plan") on account of a termination covered by this provision, you will be paid the greater of the amount provided above or provided in the COC Plan, but not both amounts.

Solely for the purpose of this provision and Attachment 3, "Cause" means (i) your conviction of a felony, (ii) the engaging by you in conduct that constitutes willful gross neglect or willful gross misconduct in carrying out your duties to Amgen, resulting, in either case, in material economic harm to Amgen, unless you believed in good faith that such conduct was in, or not contrary to, the best interests of Amgen, (iii) your material breach of any of the terms of this letter agreement or the Proprietary Information and Inventions Agreement or (iv) your failure to follow any lawful directive of Amgen's Chief Executive Officer with respect to your employment. For purposes hereof, no act, or failure to act, on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith.

Benefits
--------

You will also have the opportunity to participate in our comprehensive benefits program. Amgen's excellent health care plan currently includes medical, dental, and vision coverage for you and your eligible dependents. Amgen currently pays the major expense for these programs while staff members share through payroll deductions. Please be advised that in order for you and your dependents to be eligible for Amgen's medical coverage you must:

1. Report to work at Amgen or another location to which you are required to travel and perform the regular duties of your employment.

2. Contact the Amgen Benefit Center at Fidelity, 1-877-999-7779, to enroll within 31 days of your hire date.

3.   Meet all other eligibility requirements under the plan.

Amgen's Retirement & Savings 401(K) Plan provides an opportunity for you to save up to 15% of your pay on a tax deferred basis. Amgen will also contribute to your 401(K) account to help you save for your future financial goals. The benefits, services and programs are summarized in the enclosed brochure called "Welcome to Amgen - Total Compensation and Benefits at Amgen." You will also be eligible for Amgen's Supplemental (401K) Retirement Plan (the "SRP").

Subject to your insurability at standard rates and continued employment with Amgen, until January 19, 2006 Amgen shall maintain and pay the premiums on a term life insurance policy in the amount of $15,000,000 for your benefit.

George J. Morrow
March 2, 2001



You will also be entitled to senior executive physicals, financial counseling and tax preparation services at the same level as all other Amgen senior executives.

When you travel on Amgen business, you may travel first class, provided that you make arrangements for such travel with Amgen's designated travel agents and pursuant to Amgen's travel and business expense policies.

You will be responsible for paying all applicable income and employment taxes on your Amgen compensation and benefits and will be subject to all income and employment tax withholding, except as expressly provided otherwise with respect to certain relocation benefits described in Attachment 2.

Required Documents
------------------

Enclosed and included as part of this offer (Attachment 1) is information regarding Amgen's Proprietary Information and Inventions Agreement, the Immigration Reform & Control Act, and a packet of materials entitled "Arbitration of Disputes - Amgen Inc." which includes a Mutual Agreement to Arbitrate Claims. This offer is contingent upon your completing the items described in Attachment 1.

Relocation
----------

Also enclosed and included, as part of this offer (Attachment 2), is information about the main points of the relocation assistance which Amgen will provide to you to relocate to the "local area." The brochures included describe each component in more detail.

Upon acceptance of this offer, please fill out the attached "Moving Forward...With Amgen" acceptance form and fax it to the Relocation Department at 805/447-1985 to initiate your relocation benefits. Gail Thomas will contact you as soon as possible to walk you through the process.

Employment At Will
------------------

By signing this letter, you understand and agree that your employment with Amgen is at-will. Therefore, your employment can terminate, with or without Cause, and with or without notice, at any time, at your option or Amgen's option, and Amgen can terminate or change all other terms and conditions of your employment, with or without Cause, and with or without notice, at any time. This at-will relationship will remain in effect throughout your employment with Amgen Inc. or any of its subsidiaries, or affiliates. This letter constitutes the entire agreement, arrangement and understanding between you and Amgen on the nature and terms of your employment with Amgen. This letter supersedes any prior or contemporaneous agreement, arrangement or understanding on this subject matter. By executing this letter as provided below, you expressly acknowledge the termination of any such prior agreement, arrangement or understanding. Also, by your execution of this letter, you affirm that no one has made any written or verbal statement that contradicts the provisions of this letter. The at-will nature of your employment, as set forth in this paragraph, can be modified only by a written agreement signed by both Amgen's Chief Executive Officer and you which expressly alters it. This

George J. Morrow
March 2, 2001



at-will relationship may not be modified by any oral or implied agreement, or by any Company policies, practices or patterns of conduct.

We are enthusiastic about the contribution you can make, and we believe that Amgen can provide you with attractive opportunities for personal achievement and growth. Please retain the original offer letter for your records. If you have any questions regarding this offer, please contact John Hillins at (805) 447 - 7456.

Sincerely,


/s/ Kevin Sharer


Kevin Sharer



/s/  George J. Morrow                          3/03/01
--------------------------------------------------------------------
Signature of Acceptance                 Date


------------------------------------------------



Enclosures

                                 ATTACHMENT 2
                                 ------------
                                    Page 1

Relocation Assistance Coverage

All relocation expense coverage to be provided as a part of your Amgen employment offer is outlined in this attachment. This relocation expense coverage is designed to offset most of the cost of your relocation. However, as a new staff member, it is expected that you will make every effort to reduce or eliminate relocation expense wherever possible.

Please Note: Upon acceptance of this offer, please fill out the attached "Moving Forward...With Amgen" acceptance form and fax it to the Relocation Department at 805/447-1985 to initiate your relocation benefits. Gail Thomas, our relocation manager, will contact you as soon as possible to walk you through the process.

     Marketing Assistance, Home Sale, and Home Sale Incentive Program
     ----------------------------------------------------------------

     A Marketing Assistance Program is available to assist in the sale of your current primary residence. Also, through the Home Sale Program, we will offer you the opportunity for a third party purchase of your current primary residence if you are unable to sell your home within 90 days. Under this program, an interest-free equity bridge loan is available to assist in the purchase of your new residence. The seller's normal, non-recurring closing costs associated with the sale of your home (i.e., real estate commission, title expense, etc.) will be paid by Amgen through this program. You are also eligible for the Home Sale Incentive Program which is designed to reward you for helping expedite the sale of your home. For additional information, and to initiate the program contact Gail Thomas. (805) 447-0397. You must contact her before taking any action to sell your home.
                      ------------------------------------------

     Additionally, should you close escrow on the purchase of a home in the Thousand Oaks area prior to the sale of your current residence, Amgen will reimburse up to 3 months of your current mortgage payment and other reasonable related costs (i.e., utilities, prorated taxes, insurance, etc.).

     House Hunting Trip
     ------------------

     Amgen will reimburse you for your out of pocket expenses in connection with your house hunting efforts. You should call Dollie Grajczak at 805-447-6110 in Amgen's Corporate Travel Dept. for assistance with your travel plans. You will receive reimbursement upon presenting trip receipts (in the form of the airline tickets or hotel bill associated with this trip) to our Relocation Manager.

     Temporary Living Expenses
     -------------------------

     Temporary living lodging expense will be covered for up to one year in Amgen leased lodging units. Since Amgen has contracted for these temporary lodging accommodations, there is no need to make arrangements on your own. The Relocation Coordinator will assist in making these lodging arrangements for you. Amgen will also determine a per diem allowance, to be paid to you as a lump sum for food, telephone and miscellaneous expenses you may incur during your temporary living period.

     One-Way Travel Expenses
     -----------------------

     Amgen will reimburse one-way travel expenses for you and your household members to take residence in the Thousand Oaks area. If Amgen has arranged for your car to be moved by a moving company, Amgen will also pay for rental of one automobile, for up to 14 days You should contact Dollie Grajczak at 805-447-6110 in Amgen's Corporate Travel Dept. to make your travel reservations.

     Moving Household Goods
     ----------------------

     Amgen will arrange for packing, moving, and unpacking of normal household possessions, including up to two automobiles. Amgen will also pay for up to 365 days of storage of household goods, if necessary. Amgen will initiate contact with moving companies and will handle all details with the company assigned to your move.

     3-2-1 Mortgage Subsidy Program
     ------------------------------

     To assist you in the purchase of your new home in the Thousand Oaks area, Amgen will provide you the option of a temporary mortgage subsidy program. To participate in this program, you must obtain your first loan through one of the approved lenders with which Amgen has entered into a subsidy agreement.

     Through this program, Amgen will subsidize your mortgage as follows: 3 points the first 12 months, 2 points the second 12 months and 1 point the third 12 months. The payment of the mortgage subsidy will be handled between Amgen and the Mortgage Lender.

     Also, you will be reimbursed for Mortgage Loan Origination Fees, in an amount not to exceed one percent (1%) of the principal balance. An additional Six Hundred Fifty Dollars ($650.00) is granted for other Lender's Fees. These fees include, but are not limited to, fees for the appraisal, credit report, tax service fees, processing fees, flood zone determination fees, underwriting fees, warehouse fees, rate lock-in fees, broker fees, lender document preparation fees, commitment fees, lender courier fees, escrow waiver fees, and loan review fees. You will also be reimbursed for the customary non-recurring buyer's closing costs for Escrow and/or Title fees and home inspection.

     You will be required to sign an Employee Subsidy Agreement that will detail the terms of the program.

     If you choose not to or are unable to utilize the 3-2-1 Mortgage Subsidy Program, you will be eligible for reimbursement of up to three points (3%) of the mortgage amount for loan origination or discount expense. You will also receive reimbursement of the buyer's normal, non-recurring closing costs associated with the purchase of a home in the "local area".

     Please note that you are not required to obtain your first loan through an approved lender unless you intend to participate in the 3-2-1 Mortgage Subsidy Program

     For more information or to begin the process, please call your Relocation Specialist.

     Adjustable Rate Secured Loan
     ----------------------------

     To aid in the purchase of a home in the Thousand Oaks area, Amgen is prepared to offer you a five year, adjustable rate loan for up to $1,000,000 which will be secured by a second mortgage on your new home. However, you will be expected to provide a minimum down payment investment of at least 5% of the purchase price from your own funds or other sources which are not secured by this home.

     The loan will be funded prior to close of escrow at a date to be determined solely by Amgen. This loan will not be funded prior to you beginning your employment at Amgen.

     The 2001 rate on the loan is 5.0%. The rate is adjusted January 1st of each year based on the average "Introduction Rates" on adjustable loans as offered by California banks and savings & loans. The most the rate will change each year is 1% with a cap of 3% over the life of the initial loan. You will be required to make semi-monthly interest only payments by payroll deduction.

     Principal and accrued interest on the loan will be due and payable upon the earlier of the 5th anniversary of the loan date or 90 days after your employment with Amgen terminates for any reason. You may prepay interest or principal on the loan at any time.

     Tax Gross-up Assistance
     -----------------------

     Amgen will provide for tax assistance (gross-up) for the non-deductible portion of those reimbursed relocation expenses described in this Attachment 2 and which are considered as ordinary income for state or federal income tax purposes.

     Duration of Relocation
     ----------------------

     This relocation expense coverage is intended to assist you in getting established in your new residence in the Thousand Oaks area as quickly as possible. Therefore, it is required that all relocation assistance provided for in this attachment and all expense reimbursements for this assistance be completed within one year from your date of hire in your new location.

                                 ATTACHMENT 3

                      Non-Qualified Deferred Compensation

1.   Establishment of DCA. In order to replace certain compensation and benefits
     --------------------
you will not receive from your prior employer and in order to provide you with supplemental retirement benefits and to provide you with an incentive to continue your employment with Amgen, Amgen will establish a non-qualified deferred compensation account for your benefit (the "DCA") to which Amgen shall credit amounts of deferred compensation and which shall be payable to you as set forth below.

2.   Crediting of Compensation on January 19, 2006. If you are actively employed
     ---------------------------------------------
by Amgen on January 19, 2006 (the "Crediting Date"), Amgen shall credit the DCA with $15,000,000 (the "DCA Amount").

3.   Termination of Employment before January 19, 2006. In the event that your
     -------------------------------------------------
active employment with Amgen is terminated before the Crediting Date for any reason, no credits will be made to the DCA and you will not be paid any portion of the DCA, except as set forth below.

     A. If your employment is terminated by Amgen without Cause before the Crediting Date, between January 2 and January 31 of the year following the year in which your employment terminates, Amgen shall pay you a prorated portion of the DCA Amount (the "Prorated DCA Amount") based upon the ratio of (x) the number of full months of your active employment with Amgen and (y) 60 months, provided, however, that if such a termination of employment occurs within 2 years after a Change of Control of Amgen, as defined in the COC Plan, you shall be paid (i) the Prorated DCA Amount plus (ii) an amount equal to the DCA Amount
                                    ----
minus the sum of (x) the Prorated DCA Amount and (y) an amount equal to the aggregate spread between the exercise prices of your unvested Amgen stock options which are in the money and the vesting of which is accelerated by the Change of Control and the NASDAQ closing price of Amgen stock, with such spread being determined as of the date of the Change of Control. For example, if Amgen
                                                          -----------
were to terminate your employment without Cause on August 22, 2003, you would be paid $7,750,000 ($15,000,000 x 31/60). If, however, such a termination were to occur within 2 years after a Change of Control of Amgen and on the date of the Change of Control you hold unvested options for 100,000 shares of Amgen stock and if each of such options has an exercise price of $80 and the NASDAQ closing price of Amgen stock on the date of the Change of Control were $120, you would be paid $11,000,000 ($7,750,000 + ($15,000,000 - $7,750,000 - (($120 - $80) x
100,000))). No interest shall be credited to any such payments.

     B. If your employment is terminated by reason of your "Permanent and Total Disability," as defined below, before the Crediting Date, on the second anniversary of the date upon which you last complete one week of active employment with Amgen, Amgen shall pay you a pro rata portion of the DCA Amount based upon the ratio of (x) the sum of the number of full months of your active employment with Amgen plus 24 months and (y) 80 months. No interest shall be credited on any such payment. For the purposes of this provision only, you shall have incurred a "Permanent and Total Disability" when such a disability has been certified by the Social Security Administration prior to the date of termination.

4.   Crediting of Interest to DCA. No interest shall be credited to the DCA
     ----------------------------
prior to the Crediting Date, in any event. However, if you are actively employed by Amgen on the Crediting Date, from and after the Crediting Date Amgen shall credit the DCA with interest as set forth below.

     A. If you continue to be actively employed by Amgen until January 19, 2011, the date upon which you will complete ten years of active employment with Amgen (your "normal retirement date," or "NRD"), Amgen shall credit interest annually on the DCA at a rate equal to 125% of the 10-year moving average yield on 10-year U.S. Treasury notes, adjusted annually and compounded annually, from the Crediting Date until the date upon which the DCA and accrued interest is distributed to you. In the event that you elect to receive your distribution in installments, as provided below, interest will be credited on the declining balance of the DCA until it is finally distributed.

     B. If your employment with Amgen is terminated for any reason before your NRD, Amgen shall credit interest on the DCA at a rate equal to 100% of the 10-year moving average yield on 10-year U.S. Treasury notes, adjusted annually and compounded annually, from the Crediting Date until the date upon which the DCA, and accrued interest is distributed to you

5.   Distributions from DCA. If you are actively employed by Amgen on the
     ----------------------
Crediting Date, from and after the Crediting Date, Amgen shall make distributions from the DCA as set forth below.

     A. If your employment with Amgen is terminated for any reason before your NRD, the amount credited to your DCA, plus interest credited to the date of termination, shall be distributed to you in a lump sum between January 2 and January 31 of the year following the year in which your employment terminates.

     B. If your employment with Amgen is terminated for any reason on or after your NRD, the amount credited to your DCA shall be distributed to you in a lump sum between January 2 and January 31 of the year following the year in which your employment terminates, unless you elect to be paid in ten or less substantially equal annual installments, beginning between January 2 and January 31 of the year following the year in which your employment terminates. You must make any election to receive your payments in annual installments at least 13 months prior to the date upon which your employment terminates.

     C. In the event of your death, any unpaid amounts with respect to the DCA shall be paid to your named beneficiaries in a lump sum, or your estate if you do not designate any beneficiaries, between January 2 and January 31 of the year following the year of your death.

6.   Unfunded Unsecured Promise. Amgen's obligation hereunder shall be merely
     --------------------------
that of an unfunded and unsecured promise of Amgen to pay money in the future and you shall have no greater rights than those of Amgen's unsecured general creditors. However, Amgen shall have the right to fund its obligations hereunder through the purchase of assets, including possibly insurance on your life. If Amgen elects to fund its obligations hereunder, you agree to cooperate with Amgen in doing so. Amgen shall also have the right to establish a deferred compensation plan to discharge its obligations hereunder. Amgen will consult with you on the details of such plan; however, any such plan shall be finalized and adopted in Amgen's sole discretion. It is Amgen's intention that the DCA benefits be unfunded for purposes of the Internal Code and for purposes of Title I of ERISA.